Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Lev Pharmaceuticals, Inc. on Form S-3 (Nos. 333-126887, 333-143196, and 333-138729) and Form S-8 (No. 333-146458) of our report dated March 13, 2008, which included explanatory paragraphs as to the Company's ability to continue as a going concern and the Company's change in its method of accounting for stock-based compensation effective January 1, 2006, with respect to our audit of the consolidated financial statements, and our report dated March 13, 2008 on our audit of internal control over financial reporting which are included in the Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to our firm in the Registration Statements on Form S-3 under the caption "Experts".

/s/ Eisner LLP

New York, New York March 13, 2008